Exhibit 10

THIRD AMENDMENT TO LEASE

This Third Amendment to Lease (this “Amendment”) is entered into as of July 31, 2014 by and between NORTHPARK INDUSTRIAL, a California general partnership (“Lessor”), and CAPSTONE TURBINE CORPORATION, a California corporation (“Lessee”).

A)                                   Lessor and Lessee are parties to that certain Standard Industrial/Commercial Single-Tenant Lease—Net dated December 1, 1999, as amended by First Amendment to Lease dated March 10, 2000 and Second Amendment to Lease dated August 27, 2009 (collectively, the “Lease”), pursuant to which Lessee leases from Lessor certain premises containing approximately 98,370 square feet located in the building at 21211 Nordhoff Street, Chatsworth, California (the “Premises”), as more particularly described in the Lease.

B)                                   The Term of the Lease is currently scheduled to expire on July 31, 2014.  Lessor and Lessee now desire to amend the Lease to, among other things, extend the term of the Lease in accordance with the terms and conditions set forth below.

1)                                     Term of Lease:  The Term of the Lease is hereby extended for a period of two (2) months commencing on August 1, 2014 (the “Renewal Commencement Date”) and expiring on September 30, 2014. Notwithstanding the foregoing, in the event that Lessor and Lessee mutually agree to and execute a subsequent fourth amendment to the Lease in which the Term is extended for an additional five (5) years amongst other mutually agreed terms, this Amendment shall terminate and be not applicable as of the date prior to the commencement date of the Term in said fourth amendment.

2)                                     Rent:  Commencing on the Renewal Commencement Date, the monthly Base Rent due to Lessor with respect to the Premises shall be equal to $81,001.34 per month (which Base Rent shall be due and payable in accordance with the terms of the Lease and in addition to all other amounts due and owing under the Lease).  In addition to the Base Rent, Lessee shall be responsible for paying to Lessor the amount of $8,961.68 per month as Lessor’s monthly estimate for Lessee’s share of Real Property Taxes and landscaping and irrigation system maintenance.

3)                                     Condition of Premises:  Lessee shall continue to lease the Premises “as is,” “with all faults,” and without any representations or warranties.  Lessor hereby discloses to Lessee, in accordance with California Civil Code Section 1938, and Lessee hereby acknowledges, that the Premises have not undergone an inspection by a Certified Access Specialist (CASp) to determine whether the Premises meet all applicable construction-related accessibility standards pursuant to California Civil Code §55.51 et seq.

4)                                     Warranty of Authority:  If Lessor or Lessee signs as a corporation, partnership or limited liability company, each of the persons executing this Amendment on behalf of Lessor and Lessee hereby covenants and warrants the following: (i) that the entity executing herein is a duly authorized and existing entity that is qualified to do business in California; (ii) that the person(s) signing on behalf of either Lessor or Lessee have full right and authority to enter into this Amendment; and (iii) that each and every person signing on behalf of either Lessor or Lessee are authorized to do so.

5)                                     Brokers:  Lessee represents and warrants to Lessor that it has not dealt with any brokers with respect to this Amendment except for Delphi Business Properties, Inc., as Lessor’s broker, and Cresa Los Angeles as Lessee’s broker.  Lessee agrees and acknowledges that Lessor shall not pay any fees or commissions to Cresa Los Angeles in connection with this Amendment. If Lessee has dealt with any broker or finder with respect to this Amendment, it shall be solely responsible for the payment of any fees due said broker or finder and Lessee shall protect, indemnify, hold harmless and defend Lessor from any liability with respect thereto.

6)                                     Facsimile/PDF; Counterparts: Each party hereto, and their respective successors and assigns, shall be authorized to rely upon the signatures of all parties hereto which are delivered by facsimile or in PDF format as constituting duly authorized, irrevocable, actual and current delivery of this Amendment with original ink signatures.  This Amendment may be executed in counterparts, each of which shall be deemed an original part and all of which together shall constitute a single instrument.

7)                                     Original Lease in Full Force: Except for those provisions which are inconsistent with this Amendment and those terms, covenants and conditions for which performance has heretofore been completed, all other terms, covenants and conditions of the Lease shall remain unmodified and in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

LESSOR:			LESSEE:

NORTHPARK INDUSTRIAL,			CAPSTONE TURBINE CORPORATION,
a California general partnership			a California corporation

By:	Northwest Industrial Center LLC,
a California limited liability company,
	its general partner		By:	/s/ Darren Jamison
Name: Darren Jamison
	By:	/s/ Murray Siegel	Its: President & Chief Executive Officer
Murray Siegel, Manager
	By:	/s/ Gary Siegel
Gary Siegel, Manager

By:	Northpark Industrial-Leahy Division		By:	/s/ Edward Reich
	LLC, a California limited liability		Name: Edward Reich
	company, its general partner		Its: Executive Vice President & Chief Financial Officer

	By:	West America Construction Corporation, a California corporation, its Manager

	By:	/s/ Nicholas M. Brown
Nicholas M. Brown, President
	By:	/s/ Thomas L. Harner
Thomas L. Harner, Secretary